CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

JAVA EXPRESS, INC.

We, the undersigned, Jonathan Craig Moffitt, President, and Del Higginson, Secretary, of Java Express, Inc., a Nevada corporation (the “Company”), do hereby certify:

Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Company shall be amended as follows:

ARTICLE IV - CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is 510,000,000 shares, comprised of 500,000,000 shares of common stock of a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share.  The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the NRS.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)

the number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value;

(2)

whether the shares or a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on such shares, whether the dividends are cumulative and the relative rights or priority of dividends on shares of that series;

(3)

whether the shares or a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

(4)

whether the shares or a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

(5)

whether the shares or a series are redeemable and the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

(6)

whether the shares or a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

(7)

the right of the shares or a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

(8)

the rights of the shares or a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

(9)

any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such shares or series.

Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation; nor shall shareholders be entitled to vote cumulatively for the election of directors of the Corporation.

II

The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by vote of the stockholders of the Corporation at a Special Meeting of Stockholders called and held November 12, 2012.

III

Pursuant to resolutions adopted by the Board of Directors and the vote of stockholders at the meeting held November 12, 2012, the capitalization of the Company was increased from 60,000,000 shares with a par value of one mill ($0.001) per share, comprised of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, to 510,000,000 shares divided into 500,000,000 shares of common stock with a par value of one mill ($0.001) per share and 10,000,000 shares of preferred stock with a par value of one mill ($0.001) per share

IV

The number of shares entitled to vote on the amendment was 11,280,140.

V

The number of shares voted in favor of the amendment was 10,892,065, with none opposing and none abstaining.

IN WITNESS THEREOF, the undersigned officers of the Company, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 27th day of November, 2012.

Date: November 27, 2012

.

/s/Jonathan Craig Moffitt

Jonathan Craig Moffitt, President

Date: November 27, 2012.

/s/Del Higginson

Del Higginson, Secretary

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